     EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126244, 333-159849, 333-203015, and 333-239853 on Form S-8, Registration Statement No. 333-238121 on Form S-3, Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement No. 333-172631, Post-Effective Amendment No. 2 on Form S-4 to the Registration Statement No. 333-172631, Registration Statement No. 333-174464 on Form S-4, and Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement No. 333-134227 on Form S-1 of our report dated March 21, 2022, relating to the consolidated financial statements of Designer Brands Inc. and subsidiaries, and the effectiveness of Designer Brands Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Designer Brands Inc. for the year ended January 29, 2022.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 21, 2022